Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2013 FIRST QUARTER RESULTS -

ST. LOUIS, MISSOURI (April 23, 2013) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended March 31, 2013.

Premium and Service Revenues (in millions)	$2,542.2
Consolidated Health Benefits Ratio	90.4%
General & Administrative expense ratio	8.3%
Diluted earnings per share (EPS)	$0.42
Cash flow from operations (in millions)	$43.0

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “This quarter is a positive step in our drive to deliver strong earnings while we continue to grow and diversify our sources of revenues. Further, we believe we are well positioned for profitable growth in 2014 and beyond.”
First Quarter Highlights

•	Quarter-end at-risk managed care membership of 2,686,100, an increase of 536,600 members, or 25% year over year.

•	Premium and service revenues of $2.5 billion, representing 53% growth year over year.

•	Health Benefits Ratio of 90.4%, compared to 88.2% in 2012.

•	General and Administrative expense ratio of 8.3%, compared to 9.8% in 2012.

•	Operating cash flow of $43.0 million for the first quarter of 2013.

•	Diluted EPS of $0.42, compared to $0.45 in 2012.

Other Events

•
In April 2013, we completed the acquisition of AcariaHealth, a specialty pharmacy company, for approximately $146.2 million. The transaction consideration was financed through a combination of approximately 2.1 million shares of Centene common stock and approximately $55.4 million of cash on hand.

•
In March 2013, our California subsidiary, California Health and Wellness Plan, was notified by the California Department of Health Care Services of its intent to award a contract, contingent upon successful completion of contract negotiations, to serve Medicaid beneficiaries in 18 rural counties. Under the contract, California Health and Wellness Plan will serve members under the state's Medi-Cal Managed Care Rural Expansion program. Upon execution of a contract and regulatory approval, enrollment is expected to begin in the second half of 2013.

•
In March 2013, our joint venture subsidiary, Centurion, was notified by the Department of Corrections in Massachusetts that it had been awarded a contract to provide comprehensive healthcare services to individuals incarcerated in Massachusetts state correctional facilities. Centurion is a joint venture between Centene and MHM Services Inc., a national leader in providing healthcare services to correctional systems. Operations are expected to begin in the third quarter of 2013.

•
In March 2013, we were notified by the Arizona Health Care Cost Containment System that our Arizona subsidiary, Bridgeway Health Solutions of Arizona, LLC (Bridgeway), was not awarded a contract to serve acute care members in Arizona for the five years beginning October 1, 2013. The current contract termination is effective September 30, 2013. Bridgeway currently serves 16,200 Medicaid acute care members in Yavapai County.

•	In March 2013, Standard & Poor's reaffirmed our senior unsecured debt rating of BB and revised its outlook to stable from negative.

The following table sets forth the Company's membership by state for its managed care organizations:

	March 31,
	2013	2012
Arizona	23,300	23,100
Florida	214,600	199,500
Georgia	314,000	306,000
Illinois	18,000	17,400
Indiana	202,400	206,300
Kansas	133,700	—
Kentucky	132,700	145,700
Louisiana	162,900	51,300
Massachusetts	17,300	36,000
Mississippi	77,000	29,500
Missouri	57,900	—
Ohio	157,700	161,000
South Carolina	90,100	86,700
Texas	948,400	811,000
Washington	63,500	—
Wisconsin	72,600	76,000
Total	2,686,100	2,149,500

Membership by line of business:

	March 31,
	2013	2012
Medicaid	2,049,200	1,634,800
CHIP & Foster Care	267,900	218,800
ABD & Medicare	320,700	247,400
Hybrid Programs	24,600	41,500
Long-term Care	23,700	7,000
Total	2,686,100	2,149,500

Dual eligible membership (included in tables above):

	March 31,
	2013	2012
ABD	80,300	60,600
Long-term Care	16,100	6,400
Medicare	5,300	3,100
Total	101,700	70,100

Statement of Operations: Three Months Ended March 31, 2013

•
For the first quarter of 2013, Premium and Service Revenues increased 53% to $2.5 billion from $1.7 billion in the first quarter of 2012. The increase was primarily driven by the Texas, Mississippi, and Louisiana expansions, pharmacy carve-in in Texas and Louisiana, and the additions of the Kansas, Missouri and Washington contracts.

•
Consolidated HBR of 90.4% for the first quarter of 2013 represents an increase from 88.2% in the comparable period in 2012 and a decrease from 91.3% in the fourth quarter of 2012. The increase compared to last year primarily reflects a higher level of flu costs of approximately $0.20 per diluted share during the first quarter of 2013 as well as a higher level of medical costs in new business.

•	The following table compares the results for new business and existing business for the quarter ended March 31:

	2013	2012
Premium and Service Revenue
New business	35%	20%
Existing business	65%	80%

HBR
New business	94.1%	90.7%
Existing business	88.4%	87.6%
Total	90.4%	88.2%

•
Consolidated G&A expense ratio for the first quarter of 2013 was 8.3%, compared to 9.8% in the prior year. The year over year decrease reflects the leveraging of expenses over higher revenues, partially offset by increased performance based compensation.

•
Earnings from operations were $40.1 million in the first quarter of 2013 compared to $34.2 million in the first quarter 2012. Net earnings attributable to Centene Corporation were $23.0 million in the first quarter 2013, compared to $24.0 million in the first quarter of 2012.

•	Diluted EPS was $0.42 in the first quarter of 2013, including medical costs associated with flu of $0.20 higher than experienced in 2012.

Balance Sheet and Cash Flow

At March 31, 2013, the Company had cash, investments and restricted deposits of $1,664.5 million, including $45.5 million held by its unregulated entities. Medical claims liabilities totaled $1,067.0 million, representing 42.4 days in claims payable. Total debt was $536.2 million which reflects no borrowings on the $350 million revolving credit facility at quarter end. Debt to capitalization was 31.9% at March 31, 2013, excluding the $74.7 million non-recourse mortgage note. Cash flow from operations for the three months ended March 31, 2013, was $43.0 million.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, December 31, 2012	41.1
Timing of claim payments	1.3
Days in claims payable, March 31, 2013	42.4

Outlook

The table below depicts the Company's annual guidance for 2013.

	Full Year 2013
	Low	High
Premium and Service Revenues (in millions)	$10,100	$10,400
Diluted EPS	$2.60	$2.90
Consolidated Health Benefits Ratio	88.0%	89.0%
General & Administrative expense ratio	8.8%	9.3%
Diluted Shares Outstanding (in thousands)	56,000	56,500

Included in our updated guidance above are the additions of the AcariaHealth acquisition, including the absorption of the associated transaction costs, the long-term care award in Florida, the new Medicaid contract in California, and the Massachusetts contract through our Centurion joint venture subsidiary.

Conference Call
As previously announced, the Company will host a conference call Tuesday, April 23, 2013, at 8:30 A.M. (Eastern Time) to review the financial results for the first quarter ended March 31, 2013, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.  Investors and other interested parties are invited to listen to the conference call by dialing 1-877-270-2148 in the U.S. and Canada; +1-412-902-6510 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 p.m. (Eastern Time) on Tuesday, April 22, 2014, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 a.m. (Eastern Time) on Wednesday, May 1, 2013, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10026527.
Other Information
The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended March 31, 2013" contains financial information for new and existing businesses. Existing businesses are primarily state markets, significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets, significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.
About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, life and health management, managed vision, pharmacy benefits management and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, changes in expected contract start dates, inflation, provider and state contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, as well as those factors disclosed in the Company's publicly filed documents. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$730,791	$843,952
Premium and related receivables	320,371	263,452
Short-term investments	146,107	139,118
Other current assets	178,002	127,080
Total current assets	1,375,271	1,373,602
Long-term investments	748,307	614,723
Restricted deposits	39,344	34,793
Property, software and equipment, net	382,853	377,726
Goodwill	256,288	256,288
Intangible assets, net	19,287	20,268
Other long-term assets	65,807	64,282
Total assets	$2,887,157	$2,741,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$1,067,032	$926,302
Premium deficiency reserve	18,130	41,475
Accounts payable and accrued expenses	180,338	191,343
Unearned revenue	38,175	34,597
Current portion of long-term debt	3,419	3,373
Total current liabilities	1,307,094	1,197,090
Long-term debt	532,734	535,481
Other long-term liabilities	60,799	55,344
Total liabilities	1,900,627	1,787,915
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; 55,432,271 issued and 52,410,000 outstanding at March 31, 2013, and 55,339,160 issued and 52,329,248 outstanding at December 31, 2012	55	55
Additional paid-in capital	461,360	450,856
Accumulated other comprehensive income:
Unrealized gain on investments, net of tax	4,900	5,189
Retained earnings	589,822	566,820
Treasury stock, at cost (3,022,271 and 3,009,912 shares, respectively)	(70,429)	(69,864)
Total Centene stockholders’ equity	985,708	953,056
Noncontrolling interest	822	711
Total stockholders’ equity	986,530	953,767
Total liabilities and stockholders’ equity	$2,887,157	$2,741,682

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Premium	$2,509,049	$1,634,850
Service	33,194	28,618
Premium and service revenues	2,542,243	1,663,468
Premium tax	103,649	48,680
Total revenues	2,645,892	1,712,148
Expenses:
Medical costs	2,267,400	1,442,676
Cost of services	25,065	23,337
General and administrative expenses	210,348	163,187
Premium tax expense	102,975	48,750
Total operating expenses	2,605,788	1,677,950
Earnings from operations	40,104	34,198
Other income (expense):
Investment and other income	4,471	5,291
Interest expense	(6,625)	(4,799)
Earnings before income tax expense	37,950	34,690
Income tax expense	15,039	12,087
Net earnings	22,911	22,603
Noncontrolling interest	(91)	(1,375)
Net earnings attributable to Centene Corporation	$23,002	$23,978

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$0.44	$0.47
Diluted earnings per common share	$0.42	$0.45

Weighted average number of common shares outstanding:
Basic	52,357,119	51,125,674
Diluted	54,266,928	53,509,243

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$22,911	$22,603
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	15,691	16,613
Stock compensation expense	8,375	6,375
Deferred income taxes	986	5,855
Changes in assets and liabilities
Premium and related receivables	(56,734)	(120,784)
Other current assets	(50,537)	(10,723)
Other assets	5	524
Medical claims liabilities	117,385	100,769
Unearned revenue	3,578	8,576
Accounts payable and accrued expenses	(22,745)	(60,826)
Other operating activities	4,078	(1,078)
Net cash provided by (used in) operating activities	42,993	(32,096)
Cash flows from investing activities:
Capital expenditures	(10,654)	(14,980)
Purchases of investments	(358,131)	(255,212)
Sales and maturities of investments	212,508	149,341
Net cash used in investing activities	(156,277)	(120,851)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,408	9,079
Payment of long-term debt	(776)	(795)
Excess tax benefits from stock compensation	515	5,472
Common stock repurchases	(565)	(1,509)
Contribution from noncontrolling interest	202	—
Debt issue costs	(661)	—
Net cash provided by financing activities	123	12,247
Net decrease in cash and cash equivalents	(113,161)	(140,700)
Cash and cash equivalents, beginning of period	843,952	573,698
Cash and cash equivalents, end of period	$730,791	$432,998
Supplemental disclosures of cash flow information:
Interest paid	$1,410	$1,589
Income taxes paid	$2,205	$20,514

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q1	Q4	Q3	Q2	Q1
	2013	2012	2012	2012	2012
AT-RISK MEMBERSHIP
Managed Care:
Arizona	23,300	23,500	23,800	24,000	23,100
Florida	214,600	214,000	209,600	204,100	199,500
Georgia	314,000	313,700	312,400	313,300	306,000
Illinois	18,000	18,000	17,900	17,800	17,400
Indiana	202,400	204,000	205,400	205,000	206,300
Kansas	133,700	—	—	—	—
Kentucky	132,700	135,800	145,400	143,500	145,700
Louisiana	162,900	165,600	167,200	168,700	51,300
Massachusetts	17,300	21,500	28,000	41,400	36,000
Mississippi	77,000	77,200	30,600	30,100	29,500
Missouri	57,900	59,600	53,900	—	—
Ohio	157,700	157,800	173,800	166,800	161,000
South Carolina	90,100	90,100	89,400	87,800	86,700
Texas	948,400	949,900	930,700	919,200	811,000
Washington	63,500	57,200	42,000	—	—
Wisconsin	72,600	72,400	72,900	75,800	76,000
TOTAL	2,686,100	2,560,300	2,503,000	2,397,500	2,149,500

Medicaid	2,049,200	1,977,200	1,939,400	1,848,500	1,634,800
CHIP & Foster Care	267,900	237,700	229,600	222,600	218,800
ABD & Medicare	320,700	307,800	289,800	269,900	247,400
Hybrid Programs	24,600	29,100	35,700	48,100	41,500
Long-term Care	23,700	8,500	8,500	8,400	7,000
TOTAL	2,686,100	2,560,300	2,503,000	2,397,500	2,149,500

Specialty Services(a):
Cenpatico Behavioral Health
Arizona	156,200	157,900	162,000	159,900	162,100
Kansas	—	49,800	48,500	44,300	46,000
TOTAL	156,200	207,700	210,500	204,200	208,100

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$304	$292	$283	$279	$269

CLAIMS(b)
Period-end inventory	1,020,100	641,000	826,800	1,195,000	735,000
Average inventory	587,800	555,200	547,400	640,600	457,400
Period-end inventory per member	0.38	0.25	0.33	0.50	0.34
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	7,100	6,800	6,400	6,200	5,700

	Q1	Q4	Q3	Q2	Q1
	2013	2012	2012	2012	2012

DAYS IN CLAIMS PAYABLE (c)	42.4	41.1	42.8	41.4	44.7
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period, excluding the Kentucky premium deficiency reserve liability.

CASH AND INVESTMENTS (in millions)
Regulated	$1,619.0	$1,595.3	$1,493.8	$1,198.2	$1,166.9
Unregulated	45.5	37.3	36.0	40.6	35.5
TOTAL	$1,664.5	$1,632.6	$1,529.8	$1,238.8	$1,202.4

DEBT TO CAPITALIZATION	35.2%	36.1%	29.2%	30.1%	26.4%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	31.9%	32.7%	25.0%	25.9%	21.8%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents the Company's mortgage note payable ($74.7 million at March 31, 2013).
Operating Ratios:

	Three Months Ended March 31,
	2013	2012
Health Benefits Ratios:
Medicaid and CHIP	92.4%	87.5%
ABD and Medicare	88.0	89.3
Specialty Services	82.9	89.7
Total	90.4	88.2

Total General & Administrative Expense Ratio	8.3%	9.8%
MEDICAL CLAIMS LIABILITY (In thousands)
The changes in medical claims liability are summarized as follows:

Balance, March 31, 2012	$708,754
Incurred related to:
Current period	8,273,161
Prior period	(2,400)
Total incurred	8,270,761
Paid related to:
Current period	7,200,834
Prior period	693,519
Total paid	7,894,353
Less: Premium Deficiency Reserve	18,130
Balance, March 31, 2013	$1,067,032

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to March 31, 2012. Excluding the impact of medical costs related to retroactive assignment of members in our Kentucky health plan, the amount of "Incurred related to: Prior period" shown in the table above would have been favorable development of $14.5 million.